Exhibit 99.1

Financial Report October - December 2015

Strong quarterly execution - increases investments for future growth towards end of decade targets

(Stockholm, January 29, 2016) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – is moving ahead towards its end-of-decade targets for growth, margins and returns outlined in its October 2015 Capital Markets Day. In 2016, the Company increases its RD&E efforts for future growth while indicating 2016 adjusted operating margin above its long term target range.

For the three-month period ended December 31, 2015, the Company reported record sales of $2,520 million. Quarterly organic sales* grew by 13.4%. Operating margin was 11.2%. The adjusted operating margin* was 11.1% (for non-U.S. GAAP measures see enclosed reconciliation tables). The expectation at the beginning of the quarter was for organic sales growth of “around 9%” and an adjusted operating margin of “around 10.5%”.

For the first quarter of 2016, the Company expects organic sales to increase by more than 10% and an adjusted operating margin of around 8.5%. The expectation for the full year is for organic sales growth of around 5% and an adjusted operating margin of more than 9%. RD&E investments, net will be in the higher end of the 6-6.5% range, a significant year-over-year increase.

Key Figures

(Dollars in millions, except per share data)	Q4 2015	Q4 2014	Change
Net sales	$2,519.5	$2,353.7	7.0%
Operating income	$281.3	$216.7	29.8%
Operating margin	11.2%	9.2%	2.0	pp
Adjusted operating margin1)	11.1%	10.1%	1.0	pp
Earnings per share, diluted2)	$2.10	$1.65	27.3%
Adjusted earnings per share, diluted1, 2)	$2.08	$1.81	14.9%
Operating cash flow	$321.3	$229.3	40.1%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“At our Capital Markets Day in early October 2015 we outlined the Company’s targets for the end of the decade. In 2015 we executed according to plan and we managed to exceed our own expectations from the beginning of the fourth quarter. In 2016 we continue to step up our RD&E efforts in support of long term growth.

I am pleased with our performance in the quarter. Asia, Americas and Europe all showed double-digit organic sales growth* and globally we grew more than 13%. Both our quarterly sales and operating profit set new records, we delivered more than 11% adjusted operating margin* and we had close to record operating cash flow. Through strong execution we managed to benefit from the stronger than expected light vehicle production in the quarter.

In China, light vehicle production exceeded the estimates from the beginning of the quarter which, combined with a beneficial product mix, enabled us to achieve double-digit organic sales growth in the fourth quarter and also deliver full-year organic sales growth. This capped a year that started with unfavorable product mix for Autoliv, followed by instability in the Chinese market during the summer.

Rapid growth in active safety continued and we achieved over 30% organic growth for the full year. In early January the new, best in class active safety vehicle, Mercedes E-Class was launched with a full suite of active safety products from Autoliv, including ADAS-controller, radars and cameras based on our own software algorithms. This was an important milestone towards our ambition to deliver safety products that function in real-life situations and not only in test environments.

2015 was another year tainted by record recalls and other issues in the automotive industry. While this is unfortunate, it is encouraging to see NHTSA and other regulatory bodies sharpen their focus on automotive safety. At Autoliv we continue to put quality first. During the year we reinforced our internal focus and communication further, making it clear that quality is always our number one priority.

The pace of technological development in our industry is higher than ever and in 2016 we expect to make further investments for the future in order to maintain our leadership in automotive safety. We plan for record investments in RD&E, net in the higher end of our current target range of 6-6.5% of sales, all to keep us at the forefront of this rapid development. However, the macroeconomic uncertainty is higher than in previous years, and we are following the global development closely and apply prudent fiscal management.

We continue to execute on our long-term plan. Our strategies, targets and ambitions are clear and we continue into 2016 delivering products and solutions for real-life safety while keeping focused on saving more lives and creating value for our stakeholders.”

An earnings conference call will be held at 3:00 p.m. (CET) today, January 29. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 Report – 2015	4th Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the first quarter of 2016 to grow by more than 10% compared to the same quarter of 2015. The first quarter of 2016 includes approximately 3 more working days compared to 2015, increasing the year-over-year organic growth estimate by around 5pp. Currency translations and M&A are expected to have a combined negative effect of close to 4%, resulting in a consolidated sales growth of around 7%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 8.5%.

The expectation for the full year 2016 is for an organic sales growth of around 5%. Currency translations are expected to have a 3% negative effect, resulting in a consolidated sales increase of more than 2%.

The expectation for the full-year adjusted operating margin is more than 9%, excluding costs for capacity alignments and antitrust related matters.

The quarterly guidance and annual expectations for 2016 exclude any effects from the planned joint venture with Nissin Kogyo, now expected to close around the end of the first quarter 2016.

Autoliv has agreements with several OEMs for supply of replacement airbag inflators. Based on customer agreements and our own expectations, we now estimate delivery volumes of up to 20 million units for the period 2015 to 2017, around half of the previously estimated 2016 volumes are now expected for 2017. There is also potential for additional delivery volumes in 2017. It remains too early in this evolving situation to be able to estimate final volumes.

The projected tax rate, excluding any discrete items, for the full year 2016, is expected to be around 29% and is subject to change due to any other discrete or nonrecurring events that may occur.

We expect the operational cash flow for the full year to remain strong and to be around $0.8 billion excluding antitrust related matters and any other discrete items. Capital expenditures in support of our growth strategy are expected to be at the high end of our historic range of 4-5% of sales for the full year.

RD&E investments, net are expected to be in the higher end of the 6-6.5% range.

Consolidated Sales

Consolidated sales increased by 7% to $2,520 million compared to $2,354 million in the same quarter 2014. Excluding negative currency translation effects of $170 million, and positive M&A effects from our recent acquisition of the MACOM business of $20 million, the organic sales growth* was 13.4%, compared to the organic sales growth of “around 9%” expected at the beginning of the quarter.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$1,386.9	9.1%	—	(6.8)%	15.9%
Seatbelts2)	$684.9	(3.1)%	—	(8.7)%	5.6%
Passive Safety Electronics	$259.3	10.2%	—	(4.2)%	14.4%
Active Safety	$188.4	33.7%	13.8%	(9.2)%	29.1%

Total	$2,519.5	7.0%	0.8%	(7.2)%	13.4%

1) Effects from currency translations.

2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was driven by inflatable curtains in all major regions as well as increased replacement inflator sales in North America and Japan.

The organic sales growth* in seatbelt products was primarily a result of sales growth in Europe. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew strongly in China and North America.

The strong organic sales growth* for active safety products (automotive radars, night vision systems, cameras with driver assist systems, positioning systems and brake control systems) was driven by radar systems, primarily in North America and brake control business in China. Sales of vision systems to BMW also contributed.

Q4 Report – 2015	4th Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$884.7	7.7%	—	(4.5)%	12.2%
Whereof:	China	$471.7	8.1%	—	(3.5)%	11.6%
	Japan	$190.0	26.1%	—	(4.5)%	30.6%
	Rest of Asia	$223.0	(5.0)%	—	(6.3)%	1.3%
Americas		$884.7	13.6%	2.5%	(4.8)%	15.9%
Europe		$750.1	(0.4)%	—	(12.6)%	12.2%

Global		$2,519.5	7.0%	0.8%	(7.2)%	13.4%

1) Effects from currency translations.

The organic sales growth* of more than 13% in the quarter was mainly a result of double-digit organic growth* in all regions except the Rest of Asia. The inflator replacement program also contributed.

Autoliv’s sales in Asia in the quarter were almost $885 million.

Sales from Autoliv’s companies in China increased organically* by close to 12% in the quarter. This was a result of 13% growth in the light vehicle production (LVP) driven partly by tax incentives. Autoliv’s organic sales* increase was particularly driven by models from Hyundai/Kia, Ford and Baojun.

Organic sales* from Autoliv’s companies in Japan increased by close to 31% in the quarter. The sales increase was driven by models from Toyota, Mazda and Honda as well as inflator replacement sales.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 1% in the quarter. This was driven by a strong sales increase in India, particularly for models from Hyundai, as well as increase for models from Mitsubishi in Thailand. The growth was partly offset by an organic sales decline in South Korea particularly for models from Samsung, Chevrolet and Hyundai/Kia.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, strong organic sales growth* of 17% was mainly driven by models from Ford, Honda and General Motors as well as the inflator replacement program. Active safety sales to Mercedes and GM also contributed. Sales in South America (Brazil) declined due to a 29% drop in LVP.

The strong organic sales growth* of more than 12% in the quarter from Autoliv’s companies in Europe was driven by sales increases for a number of OEMs, particularly models from Hyundai/Kia, Renault, VW and Ford.

Launches in the 4th Quarter

Renault’s new Mégane Driver airbag with steering wheel, side airbags, inflatable curtains, seatbelts with pretensioners, safety electronics.	Toyota’s new Prius Driver airbag with steering wheel, side airbags, inflatable curtains, seatbelts.	Renault’s new Talisman Driver airbag with steering wheel, side airbags, inflatable curtains, seatbelts with pretensioners, safety electronics.

Genesis new EQ900 Driver airbag, passenger airbag, side airbags, inflatable curtains, knee airbag, safety electronics.	Suzuki’s new Ritz Driver airbag with steering wheel, passenger airbag, side airbags, inflatable curtains, seatbelts, safety electronics.	Chevrolet’s new Camaro Radar system.

Infiniti’s new Q30 Passenger airbag, side airbags, inflatable curtains, knee airbag, radar system.	Hyundai’s new Creta Driver airbag, passenger airbag, side airbags, inflatable curtains, active seatbelts with pretensioners, safety electronics.	Honda’s new Elysion Side airbags, inflatable curtains and radar system.

Q4 Report – 2015	4th Quarter

Earnings

(Dollars in millions, except per share data)	Q4 2015	Q4 2014	Change
Net Sales	$2,519.5	$2,353.7	7.0%
Gross profit	$520.7	$467.9	11.3%
% of sales	20.7%	19.9%	0.8	pp
S,G&A	$(108.4)	$(106.8)	1.5%
% of sales	(4.3)%	(4.5)%	0.2	pp
R,D&E net	$(126.6)	$(122.9)	3.0%
% of sales	(5.0)%	(5.2)%	0.2	pp
Operating income	$281.3	$216.7	29.8%
% of sales	11.2%	9.2%	2.0	pp
Adjusted operating income1)	$279.1	$237.2	17.7%
% of sales	11.1%	10.1%	1.0	pp
Income before taxes	$264.9	$203.3	30.3%
Tax rate	29.8%	27.2%	2.6	pp
Net income	$185.9	$148.0	25.6%
Net income attributable to controlling interest	$185.5	$148.2	25.2%
Earnings per share, diluted2)	$2.10	$1.65	27.3%
Adjusted earnings per share, diluted1, 2)	$2.08	$1.81	14.9%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

The gross profit for the fourth quarter 2015 was $53 million higher than the same quarter in 2014. The gross margin improved 0.8pp to 20.7%, from 19.9% in the same quarter of 2014, mainly as a result of the higher organic sales, favorable currency effects, positive product mix and raw material savings, partly offset by costs related to new launches and investments for growth in the quarter.

Selling, General and Administrative (S,G&A) expenses increased by $2 million to $108 million.

Research, Development & Engineering (R,D&E) expenses, net increased by $4 million compared to the same quarter of the previous year.

Operating income increased by $65 million to $281 million, or 11.2% of sales. In the fourth quarter of 2014 costs related to capacity alignment and antitrust related matters reduced the operating income by $21 million or 0.9pp. Adjusted operating margin*, excluding costs for capacity alignment and antitrust related matters, was 11.1% of sales for the fourth quarter of 2015 compared to 10.1% of sales for the same period in 2014. The increase was primarily driven by the organic sales growth, positive product mix, raw material savings and favorable currency transaction effects.

Income before taxes increased by $62 million. Income attributable to controlling interest was $186 million, an increase of $37 million from the fourth quarter of 2014.

The effective tax rate in the fourth quarter of 2015 was 29.8% compared to 27.2% in the same quarter of 2014. Discrete tax items, net had an unfavorable impact of 0.8pp compared to the same quarter of 2014 when discrete tax items, net decreased the tax rate by 3.1pp. The tax rate in 2015 was negatively impacted by an unfavorable mix of earnings and tax rates in various jurisdictions compared to 2014.

Earnings per share (EPS) was $2.10 compared to $1.65 for the same period one year ago. The EPS was positively affected by 44 cents from higher operating income, 18 cents by lower costs for capacity alignment and antitrust related matters and 4 cents by lower number of shares outstanding. These positive effects were offset mainly by 10 cents from negative currency translations and 8 cents from higher effective tax rate. The adjusted EPS assuming dilution was $2.08 compared to $1.81 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.3 million compared to 89.9 million in the fourth quarter of 2014 mainly due to our share repurchase program.

Q4 Report – 2015	4th Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to a record $321 million compared to $229 million in the same quarter of 2014. The increase was primarily related to the increase in net income and timing in operating working capital.

Cash flow before financing* was $202 million compared to $104 million during the same quarter of 2014. Capital expenditures, net, of $116 million were $26 million more than depreciation and amortization expense during the quarter and $12 million less than capital expenditures during the fourth quarter of 2014.

During the quarter, operating working capital* as a percentage of sales was 6.2%, down from 6.9% on September 30, 2015. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable decreased in relation to sales to 65 days outstanding from 71 days outstanding on September 30, 2015 and from 68 days outstanding on December 31, 2014. Days inventory outstanding was 29 days, down from 33 days on September 30, 2015 and from 30 days on December 31, 2014.

The Company’s net debt position* decreased by $163 million during the quarter to $202 million at December 31, 2015. Gross interest-bearing debt decreased by $14 million to $1,539 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt (cash)* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2015, the Company had a leverage ratio of 0.4x.

During the quarter, total equity increased by $149 million to $3,468 million due to $186 million from net income $27 million from pension liabilities and $8 million from common stock incentives. The increase was partly offset by $49 million from dividends and $22 million from currency translations. Total parent shareholders’ equity was $3,456 million corresponding to $39.22 per share.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	13.2%	1.0%	3.2%	(3.9)%	4.3%	3.9%

1) Source: IHS Jan 15, 2016.

During the three month period from October to December 2015, global LVP is estimated by IHS to have grown by close to 4% compared to the same period in 2014. This was an increase of close to 5pp from IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 17% of Autoliv’s sales, LVP increased by more than 13%, around 14pp more than in the October estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP increased by 1%, more than 4pp better than the October estimate.

In the RoA, which represents 10% of Autoliv’s sales, LVP increased by more than 3%, 3pp better than the October estimate.

In the Americas, which accounts for more than one third of Autoliv’s sales, LVP declined by almost 4%. In North America, LVP increased close to 2%. In South America, the decline was close to 29%. Both in line with the respective October estimates.

In Europe, where Autoliv currently generates almost one third of its sales, LVP increased by more than 4%, which was 3pp better than the October estimate. In Western Europe, LVP grew by close to 7%, almost 3pp better than the October estimate. In Eastern Europe, LVP declined by less than 1%, 4pp better than the October estimate.

Headcount

	December 31, 2015	September 30, 2015	December 31, 2014
Headcount	64,088	61,813	60,016
Whereof: Direct workers in manufacturing	72%	71%	72%
Low Cost Countries	75%	74%	74%
Temporary personnel	15%	14%	15%

Compared to September 30, 2015 total headcount (permanent employees and temporary personnel) increased by 2,275 people. This was primarily a result of the higher than expected growth in the quarter and the continued hiring of software engineers, primarily to our active safety business.

Q4 Report – 2015	4th Quarter

Segment Information

Commencing with the period starting January 1, 2015, the Company reports its results under two segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt businesses, while Electronics integrates into one segment all of Autoliv’s electronics resources and expertise in both passive safety electronics and active safety. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 21 of this report.

Passive Safety

(Dollars in millions)	Q4 2015	Q4 2014	Change		Organic change*
Segment sales	$2,068.3	$1,971.8	4.9%		12.3%
Segment operating income	$264.5	$187.5	41.1%
Segment operating margin	12.8%	9.5%	3.3	pp

Consolidated segment sales increased by close to 5% to $2,068 million compared to $1,972 million in the same quarter of 2014. Excluding negative currency translation effects of $146 million, the organic sales growth* was more than 12%. All major regions showed organic growth in the quarter. The higher margin was a result of benefits from the higher organic sales, positive product mix and favorable raw material prices compared to the same quarter last year.

Electronics

(Dollars in millions)	Q4 2015	Q4 2014	Change		Organic change*
Segment sales	$463.2	$396.7	16.8%		18.1%
Segment operating income	$32.3	$24.4	32.4%
Segment operating margin	7.0%	6.2%	0.8	pp

Consolidated segment sales were up close to 17% compared to the same quarter of 2014. Excluding negative currency translation effects of $25 million, the organic sales growth* was more than 18%. The organic sales growth* in Electronics was a result of the 29% organic sales growth* in active safety coming primarily from North America and China. Sales for passive safety electronics also grew as a result of sales increases in China, North America and RoA.

Headcount

	December 31, 2015	December 31, 2014
Headcount Passive Safety segment	59,861	56,327
Headcount Electronics segment	4,080	3,570

The headcount increase in Passive Safety was primarily related to the higher than expected organic growth* in the quarter. In

Electronics the increase primarily related to the continued hiring of software engineers to our active safety business as well as growth in the passive electronics business.

Q4 Report – 2015	Full Year

Consolidated Sales Full Year 2015

For the full year 2015, consolidated sales decreased to $9,170 million from $9,240 million for the full year 2014. Excluding currency effects, the organic sales growth* was 8%. All regions of the Company showed organic sales growth* for 2015.

Sales by Product

Year over year change
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$5,036.2	0.3%	—	(8.6)%	8.9%
Seatbelts2)	$2,599.1	(7.2)%	—	(10.4)%	3.2%
Passive Safety Electronics	$923.2	(0.9)%	—	(6.0)%	5.1%
Active Safety	$611.1	24.9%	6.1%	(11.7)%	30.5%

Total	$9,169.6	(0.8)%	0.3%	(9.1)%	8.0%

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of replacement inflators, inflatable curtains and steering wheels.

Sales of seatbelt products were particularly strong in Europe and North America. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew primarily from higher sales in China and South Korea.

The strong increase in sales of active safety products (automotive radars, night vision systems, cameras with driver assist systems, positioning systems and brake control systems) resulted particularly from higher sales of radar related products primarily as a result of Mercedes’ increased demand for driver assistance products. Sales of vision systems to BMW also contributed.

Sales by Region

Year over year change			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$3,077.4	(0.7)%	—	(5.7)%	5.0%
Whereof:	China	$1,523.7	0.1%	—	(2.0)%	2.1%
	Japan	$668.0	(2.9)%	—	(12.7)%	9.8%
	Rest of Asia	$885.7	(0.3)%	—	(6.5)%	6.2%
Americas		$3,264.8	5.3%	1.0%	(4.8)%	9.1%
Europe		$2,827.4	(7.1)%	—	(16.9)%	9.8%

Global		$9,169.6	(0.8)%	0.3%	(9.1)%	8.0%

1) Effects from currency translations.

For the full year 2015, sales in the Americas represent 35% of total sales, Asia (China, Japan, RoA) 34%, and Europe 31%. Sales continue to be balanced across the regions. Organic growth* was particularly strong in Europe, North America and Japan.

Sales from Autoliv’s companies in China grew organically* by more than 2%. This was the result of strong sales to certain local OEMs, partly mitigated by lower sales to certain global OEM’s.

Organic sales* from Autoliv’s companies in Japan grew by close to 10%. The growth was primarily driven by sales of replacement inflators. Strong sales of models from Toyota and Nissan also contributed.

Organic sales* from Autoliv’s companies in the RoA grew by more than 6%. The growth was driven by strong sales growth in India driven by models from Hyundai and in Thailand, primarily with models from Mitsubishi. A slight sales growth in South Korea was primarily the result of sales to models from Hyundai/Kia.

Organic sales* from Autoliv’s companies in the Americas increased by more than 9% and were positively impacted by sales growth to non-US OEMs in North America, mainly models from Hyundai/Kia, Mercedes, and Honda. Sales of replacement inflators also contributed positively to the growth.

Organic sales* from Autoliv’s companies in Europe increased rapidly by close to 10%. Models from VW, Ford, Mercedes, Hyundai/Kia, Fiat-Chrysler and Renault were the strongest contributors to growth.

Q4 Report – 2015	Full Year

Earnings

(Dollars in millions, except per share data)	Full year 2015	Full year 2014	Change
Net Sales	$9,169.6	$9,240.5	(0.8)%
Gross profit	$1,844.1	$1,803.8	2.2%
% of sales	20.1%	19.5%	0.6	pp
S,G&A	$(411.5)	$(414.9)	(0.8)%
% of sales	(4.5)%	(4.5)%	0.0	pp
R,D&E net	$(523.8)	$(535.6)	(2.2)%
% of sales	(5.7)%	(5.8)%	0.1	pp
Operating income	$727.8	$722.6	0.7%
% of sales	7.9%	7.8%	0.1	pp
Adjusted operating income1)	$893.3	$842.4	6.0%
% of sales	9.7%	9.1%	0.6	pp
Income before taxes	$675.7	$667.0	1.3%
Tax rate	32.3%	29.7%	2.6	pp
Net income	$457.5	$469.0	(2.5)%
Net income attributable to controlling interest	$456.8	$467.8	(2.4)%
Earnings per share, diluted2)	$5.17	$5.06	2.2%
Adjusted earnings per share, diluted1, 2)	$6.65	$5.93	12.1%

1) Excluding costs for capacity alignment and antitrust related matters (including settlements in Q2 2014 and Q1 2015).

2) Assuming dilution and net of treasury shares.

Gross profit for the full year 2015 increased by more than $40 million, compared to the same period last year, primarily as a result of higher gross margin. Gross margin increased by 0.6pp compared to the same period of 2014, mainly as a result of higher organic sales, favorable currency effects, positive product mix and raw material savings, partially offset by costs related to the investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses decreased by more than $3 million.

Research, Development & Engineering (R,D&E) expenses, net decreased by close to $12 million compared to prior year. At comparable currency rates, the increase in R,D&E, net was more than $30 million mainly driven by increased cost in Electronics.

Operating income increased by around $5 million to $728 million and the operating margin by 0.1pp to 7.9%. The slight increase in the operating margin was mainly due to the higher organic sales*. Excluding costs for capacity alignment and antitrust related matters (including antitrust settlements) the adjusted operating margin* was 9.7%, up from 9.1% compared to prior year, mainly as a result of higher organic sales, favorable currency effects, positive product mix and raw material savings, partially offset by costs related to the investments for capacity and growth.

Income before taxes increased by close to $9 million to $676 million, $4 million more than the increase in operating income.

Net income attributable to controlling interest amounted to $457 million compared to $468 million for the full year 2014. Income tax expense was $218 million compared to $198 million in 2014. The effective tax rate was 32.3% compared to 29.7% for the full year 2014. Discrete tax items, net, were not material for the full year 2015, compared to 2014 when discrete tax items, net decreased the tax rate by 0.7pp.

EPS amounted to $5.17 assuming dilution compared to $5.06 for 2014.

The weighted average number of shares outstanding assuming dilution decreased to 88.4 million compared to 92.4 million for the full year 2014.

Q4 Report – 2015	Full Year

Cash Flow and Balance Sheet

In 2015 operations generated $751 million in cash. Cash flow before financing* was $159 million. This compares to $713 million and $260 million, respectively, for the full year 2014. The decrease in cash flow before financing was the result of M&A activities during the year totaling $128 million.

Capital expenditures, net amounted to $450 million and depreciation and amortization totaled $319 million compared to $453 million and $305 million, respectively, for the full year 2014.

Autoliv’s net debt increased by $140 million to $202 million compared to December 31, 2014, primarily as a result of share repurchases, antitrust related settlements and M&A activities.

Total equity increased by $26 million compared to December 31, 2014, due to net income of $457 million, pension liabilities of $32 million and common stock incentives of $29 million. These positive effects were mainly offset by $197 million from dividends, $188 million from negative currency translation effects, and $104 million from repurchased shares.

Light Vehicle Production Development

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP1)	4.7%	(5.0)%	2.2%	(1.9)%	3.8%	1.5%

1) Source: IHS Jan 15, 2016.

For the full year 2015, global LVP is estimated by IHS to have increased by 1.5% compared to the full year 2014. This is close to 1pp less than IHS’s expectation from the beginning of the year.

In China, which accounts for around 17% of Autoliv’s sales, LVP grew by close to 5%, a decrease of more than 2pp compared to the January 2015 estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by 5%, close to 1pp worse than the January 2015 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP increased by more than 2%, compared to an increase of 5% expected at the beginning of 2015.

In the Americas, which makes up more than one third of Autoliv’s sales, LVP decreased by close to 2%, a decrease of more than 4pp compared to IHS’s growth expectation of more than 2% from the beginning of the year. In North America, the increase was close to 3%, which was almost in line with expectations from the beginning of the year. In South America, the decrease was close to 21%, close to 21pp worse than the January 2015 estimate.

In Europe, where Autoliv currently generates almost one third of its sales, LVP grew by almost 4%, which was more than 4pp better than IHS’s estimate in January. In Western Europe, LVP grew by close to 7%, 5pp better than estimated at the beginning of the year. In Eastern Europe, LVP decreased by more than 1%, more than 3pp better than the January 2015 estimate.

Q4 Report – 2015	Full Year

Segment Information

Passive Safety

(Dollars in millions)	Full year 2015	Full year 2014	Change		Organic change*
Segment sales	$7,621.2	$7,800.1	(2.3)%		6.9%
Segment operating income	$669.2	$598.1	11.9%
Segment operating margin	8.8%	7.7%	1.1	pp

Consolidated segment sales declined by more than 2% to $7,621 million compared to $7,800 million in the full year 2014. Excluding negative currency translation effects of $720 million, the organic sales growth* was close to 7%. The reported operating margin for the segment was negatively affected by the antitrust related matters and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	Full year 2015	Full year 2014	Change		Organic change*
Segment sales	$1,588.7	$1,488.9	6.7%		12.9%
Segment operating income	$64.5	$76.0	(15.1)%
Segment operating margin	4.1%	5.1%	(1.0	)pp

Consolidated segment sales grew by close to 7% compared to the full year 2014. Excluding negative currency translation effects of $122 million, the organic sales growth* was close to 13%. The organic sales growth* in Electronics was a result of the 31% organic sales growth* in active safety mainly from radar system sales to Mercedes and vision system sales to BMW.

Organic sales* of passive safety electronics grew by more than 5%. The lower margin was a result of higher R,D&E costs, net at comparable currency rates and negative currency transaction effects.

Headcount

	December 31, 2015	December 31, 2014
Headcount Passive Safety segment	59,861	56,327
Headcount Electronics segment	4,080	3,570

The increase in passive safety headcount from December 31, 2014 was in direct labor, which was needed to handle the organic sales growth in the segment. The increase in Electronics headcount from December 31, 2014 came mainly from the planned hiring of electronics engineers.

Q4 Report – 2015

Other Items

•	On November 25, Autoliv announced the appointment of Mats Backman as Group Vice President and Chief Financial Officer. He is currently Chief Financial Officer of Sandvik Group, which he first joined in 2007 and has been its CFO since 2013. After thirteen years with the Company, with seven years as Chief Financial Officer, Mats Wallin, will leave his position to pursue other opportunities based on a mutual agreement with Autoliv. Mats will remain in his current position until his successor joins Autoliv, which is expected to be in the first half of 2016.

•	In December, it was announced that George Chang, current President of Autoliv’s Passive Safety business segment, has decided to leave Autoliv after sixteen years with the Company to pursue other activities outside the automotive sector. He will be replaced by Mikael Bratt, currently employed at Volvo Group as EVP Group Trucks Operations and a member of the group executive management team. George will remain in his current position until his successor joins Autoliv, which is expected to be in the first half of 2016.
•	On December 18, Autoliv’s Board of Directors elected Dr. Wolfgang Ziebart as a new member to the Board. Dr. Ziebart was previously a member of Autoliv’s Board of Directors in the period from 2008 to 2013.

•	On January 6-9, Autoliv for the first time participated in the annual International Consumer Electronics Show (CES) in Las Vegas. Showcasing several of its latest real-life safety solutions for active safety, including vision, night vision and radar solutions as well as the innovative ZForceTM sensing steering wheel.

•	On January 11, Mercedes Benz launched its new E-Class at the Detroit Auto Show. It features several of Autoliv’s latest active and passive safety products including camera and radar based hardware and software algorithms.

Dividends

On December 18, 2015, the Company declared a quarterly dividend to shareholders of 56 cents per share for the first quarter 2016 with the following payment schedule:

Ex-date (common stock)	February 16, 2016
Ex-date (SDRs)	February 17, 2016
Record Date	February 18, 2016
Payment Date	March 3, 2016

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2016 on Friday, April 29, 2016.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 Report – 2015

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needed for our pension plans work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q4 Report – 2015

Key Ratios

	Quarter October - December		Full year	Full year
	2015	2014	2015	2014
Earnings per share, basic	$2.11	$1.65	$5.18	$5.08
Earnings per share, diluted1)	$2.10	$1.65	$5.17	$5.06
Total parent shareholders’ equity per share	$39.22	$38.64	$39.22	$38.64
Cash dividend paid per share	$0.56	$0.54	$2.22	$2.12
Operating working capital, $ in millions2)	570	595	570	595
Capital employed, $ in millions3)	3,670	3,504	3,670	3,504
Net debt (cash), $ in millions2)	202	62	202	62
Net debt to capitalization, %4)	6	2	6	2
Gross margin, %5)	20.7	19.9	20.1	19.5
Operating margin, %6)	11.2	9.2	7.9	7.8
Return on total equity, %7)	21.9	16.6	13.6	12.3
Return on capital employed, %8)	30.7	24.6	20.4	20.5
Average no. of shares in millions1)	88.3	89.9	88.4	92.4
No. of shares at period-end in millions9)	88.1	88.7	88.1	88.7
No. of employees at period-end10)	54,600	50,770	54,600	50,770
Headcount at period-end11)	64,088	60,016	64,088	60,016
Days receivables outstanding12)	65	68	73	71
Days inventory outstanding13)	29	30	33	32

1) Assuming dilution and net of treasury shares.

2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below.

3) Total equity and net debt.

4) Net debt in relation to capital employed.

5) Gross profit relative to sales.

6) Operating income relative to sales.

7) Net income relative to average total equity.

8) Operating income and income from equity method investments, relative to average capital employed.

9) Excluding dilution and net of treasury shares.

10) Employees with a continuous employment agreement, recalculated to full time equivalent heads.

11) Includes temporary hourly personnel.

12) Outstanding receivables relative to average daily sales.

13) Outstanding inventory relative to average daily sales.

Q4 Report – 2015

Consolidated Statements of Net Income

	Quarter October - December		Full year	Full year
(Dollars in millions, except per share data)	2015	2014	2015	2014
Net sales
Airbag products1)	$1,386.9	$1,270.8	$5,036.2	$5,019.3
Seatbelt products1)	684.9	706.7	2,599.1	2,800.1
Passive safety electronic products	259.3	235.3	923.2	932.0
Active safety products	188.4	140.9	611.1	489.1

Total net sales	2,519.5	2,353.7	9,169.6	9,240.5

Cost of sales	(1,998.8)	(1,885.8)	(7,325.5)	(7,436.7)

Gross profit	520.7	467.9	1,844.1	1,803.8

Selling, general & administrative expenses	(108.4)	(106.8)	(411.5)	(414.9)
Research, development & engineering expenses, net	(126.6)	(122.9)	(523.8)	(535.6)
Amortization of intangibles	(8.4)	(3.6)	(19.6)	(16.0)
Other income (expense), net	4.0	(17.9)	(161.4)	(114.7)

Operating income	281.3	216.7	727.8	722.6

Income from equity method investments	1.2	1.1	4.7	6.9
Interest income	0.9	0.7	2.7	4.8
Interest expense	(15.5)	(18.2)	(65.1)	(63.4)
Other non-operating items, net	(3.0)	3.0	5.6	(3.9)

Income before income taxes	264.9	203.3	675.7	667.0

Income taxes	(79.0)	(55.3)	(218.2)	(198.0)

Net income	$185.9	$148.0	$457.5	$469.0

Less; Net income attributable to non-controlling interest	0.4	(0.2)	0.7	1.2

Net income attributable to controlling interest	$185.5	$148.2	$456.8	$467.8

Earnings per share2)	$2.10	$1.65	$5.17	$5.06

1) Including Corporate and other sales.

2) Assuming dilution and net of treasury shares.

Q4 Report – 2015

Consolidated Balance Sheets

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2015	2015	2015	2015	2014
Assets
Cash & cash equivalents	$1,333.5	$1,181.1	$1,323.3	$1,364.1	$1,529.0
Receivables, net	1,787.6	1,688.8	1,795.7	1,783.3	1,706.3
Inventories, net	711.4	692.8	684.1	652.7	675.5
Other current assets	205.8	250.5	241.0	217.3	225.4

Total current assets	4,038.3	3,813.2	4,044.1	4,017.4	4,136.2

Property, plant & equipment, net	1,437.1	1,422.3	1,434.1	1,384.7	1,390.2
Investments and other non-current assets	255.8	256.3	270.1	268.2	255.3
Goodwill assets	1,666.3	1,668.0	1,586.7	1,583.6	1,594.0
Intangible assets, net	128.0	133.6	70.4	72.6	67.2

Total assets	$7,525.5	$7,293.4	$7,405.4	$7,326.5	$7,442.9

Liabilities and equity
Short-term debt	$39.6	$53.5	$93.2	$124.3	$79.6
Accounts payable	1,169.6	1,032.3	1,127.3	1,093.1	1,091.5
Other current liabilities	1,017.2	1,026.2	1,004.8	1,038.8	967.5

Total current liabilities	2,226.4	2,112.0	2,225.3	2,256.2	2,138.6

Long-term debt	1,499.4	1,499.5	1,505.6	1,511.0	1,521.2
Pension liability	197.0	229.0	229.4	226.7	232.5
Other non-current liabilities	134.6	133.9	104.1	107.0	108.5

Total non-current liabilities	1,831.0	1,862.4	1,839.1	1,844.7	1,862.2

Total parent shareholders’ equity	3,455.6	3,306.7	3,325.9	3,210.6	3,427.1
Non-controlling interest	12.5	12.3	15.1	15.0	15.0

Total equity	3,468.1	3,319.0	3,341.0	3,225.6	3,442.1

Total liabilities and equity	$7,525.5	$7,293.4	$7,405.4	$7,326.5	$7,442.9

Q4 Report – 2015

Consolidated Statements of Cash Flows

	Quarter October - December		Full year	Full year
(Dollars in millions)	2015	2014	2015	2014
Net income	$185.9	$148.0	$457.5	$469.0
Depreciation and amortization	89.5	77.4	319.1	305.4
Other, net	12.9	20.4	(0.0)	41.0
Changes in operating assets and liabilities	33.0	(16.5)	(26.1)	(102.7)

Net cash provided by operating activities	321.3	229.3	750.5	712.7

Capital expenditures, net	(115.9)	(127.9)	(449.6)	(453.4)
Acquisitions of businesses and other, net	(3.3)	2.1	(141.5)	0.4

Net cash used in investing activities	(119.2)	(125.8)	(591.1)	(453.0)

Net cash before financing1)	202.1	103.5	159.4	259.7

Net increase (decrease) in short-term debt	(10.4)	(165.8)	(29.0)	(252.7)
Issuance of long-term debt	—	10.0	—	1,263.0
Repayments and other changes in long-term debt	—	(0.1)	(12.2)	(1.2)
Dividends paid	(49.3)	(48.3)	(195.7)	(194.9)
Shares repurchased	—	(186.0)	(104.4)	(616.0)
Common stock options exercised	3.0	9.1	20.3	32.5
Dividend paid to non-controlling interests	—	—	—	(4.9)
Capital contribution from non-controlling interests	—	—	1.6	—
Other, net	0.2	0.1	0.5	0.5
Effect of exchange rate changes on cash	6.8	(40.2)	(36.0)	(75.3)

Increase (decrease) in cash and cash equivalents	152.4	(317.7)	(195.5)	410.7
Cash and cash equivalents at period-start	1,181.1	1,846.7	1,529.0	1,118.3

Cash and cash equivalents at period-end	$1,333.5	$1,529.0	$1,333.5	$1,529.0

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 Report – 2015

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter October - December 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	15.9	$201.6	5.6	$39.5	14.4	$33.9	29.1	$41.1	13.4	$316.1
Currency effects1)	(6.8)	(85.5)	(8.7)	(61.4)	(4.2)	(9.8)	(9.2)	(13.1)	(7.2)	(169.8)
Acquisitions/divestitures	—	—	—	—	—	—	13.8	19.5	0.8	19.5

Reported change	9.1	$116.1	(3.1)	$(21.9)	10.2	$24.1	33.7	$47.5	7.0	$165.8

1) Effects from currency translations.

2) Including Corporate and other sales.

Full year 2015	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	8.9	$448.7	3.2	$90.6	5.1	$47.3	30.5	$149.3	8.0	$735.9
Currency effects1)	(8.6)	(431.8)	(10.4)	(291.6)	(6.0)	(56.1)	(11.7)	(57.4)	(9.1)	(836.9)
Acquisitions/divestitures	—	—	—	—	—	—	6.1	30.1	0.3	30.1

Reported change	0.3	$16.9	(7.2)	$(201.0)	(0.9)	$(8.8)	24.9	$122.0	(0.8)	$(70.9)

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales by Region

Quarter October - December 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	11.6	$50.7	30.6	$46.1	1.3	$3.1	15.9	$124.2	12.2	$92.0	13.4	$316.1
Currency effects1)	(3.5)	(15.4)	(4.5)	(6.8)	(6.3)	(14.8)	(4.8)	(38.1)	(12.6)	(94.7)	(7.2)	(169.8)
Acquisitions/divestitures	—	—	—	—	—	—	2.5	19.5	—	—	0.8	19.5

Reported change	8.1	$35.3	26.1	$39.3	(5.0)	$(11.7)	13.6	$105.6	(0.4)	$(2.7)	7.0	$165.8

1) Effects from currency translations.

Full year 2015	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	2.1	$32.3	9.8	$67.1	6.2	$55.1	9.1	$281.7	9.8	$299.7	8.0	$735.9
Currency effects1)	(2.0)	(30.2)	(12.7)	(86.7)	(6.5)	(58.1)	(4.8)	(146.5)	(16.9)	(515.4)	(9.1)	(836.9)
Acquisitions/divestitures	—	—	—	—	—	—	1.0	30.1	—	—	0.3	30.1

Reported change	0.1	$2.1	(2.9)	$(19.6)	(0.3)	$(3.0)	5.3	$165.3	(7.1)	$(215.7)	(0.8)	$(70.9)

1) Effects from currency translations.

Q4 Report – 2015

Sales by Segment

Quarter October - December 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	12.3	$242.6	18.1	$72.0	$1.5	13.4	$316.1
Currency effects1)	(7.4)	(146.1)	(6.2)	(24.9)	1.2	(7.2)	(169.8)
Acquisitions/divestitures	—	—	4.9	19.5	—	0.8	19.5

Reported change	4.9	$96.5	16.8	$66.6	$2.7	7.0	$165.8

1) Effects from currency translations.

Full year 2015	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	6.9	$540.9	12.9	$191.9	$3.1	8.0	$735.9
Currency effects1)	(9.2)	(719.8)	(8.2)	(122.2)	5.1	(9.1)	(836.9)
Acquisitions/divestitures	—	—	2.0	30.1	—	0.3	30.1

Reported change	(2.3)	$(178.9)	6.7	$99.8	$8.2	(0.8)	$(70.9)

1) Effects from currency translations.

Q4 Report – 2015

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management

	December 31	September 30	June 30	March 31	December 31
	2015	2015	2015	2015	2014
Total current assets	$4,038.3	$3,813.2	$4,044.1	$4,017.4	$4,136.2
Total current liabilities	(2,226.4)	(2,112.0)	(2,225.3)	(2,256.2)	(2,138.6)

Working capital	1,811.9	1,701.2	1,818.8	1,761.2	1,997.6
Cash and cash equivalents	(1,333.5)	(1,181.1)	(1,323.3)	(1,364.1)	(1,529.0)
Short-term debt	39.6	53.5	93.2	124.3	79.6
Derivative asset and liability, current	2.4	(0.4)	1.2	1.4	(0.8)
Dividends payable	49.3	49.3	49.3	49.5	47.9

Operating working capital	$569.7	$622.5	$639.2	$572.3	$595.3

Net Debt (Cash)

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
	2015	2015	2015	2015	2014
Short-term debt	$39.6	$53.5	$93.2	$124.3	$79.6
Long-term debt	1,499.4	1,499.5	1,505.6	1,511.0	1,521.2

Total debt	1,539.0	1,553.0	1,598.8	1,635.3	1,600.8
Cash and cash equivalents	(1,333.5)	(1,181.1)	(1,323.3)	(1,364.1)	(1,529.0)
Debt-related derivatives	(3.9)	(7.0)	(7.0)	(7.2)	(10.0)

Net debt (cash)	$201.6	$364.9	$268.5	$264.0	$61.8

Leverage ratio

The non-U.S. GAAP measure net debt (cash) is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	December 31	December 31
	2015	2014
Net debt (cash)1)	$201.6	$61.8
Pension liabilities	197.0	232.5

Debt (cash) per the Policy	$398.6	$294.3

Income before income taxes2)	$675.7	$667.0
Plus: Interest expense, net2, 3)	62.4	58.6
Depreciation and amortization of intangibles2, 4)	319.1	305.4

EBITDA per the Policy	$1,057.2	$1,031.0

Leverage ratio	0.4	0.3

1) Net debt (cash) is short- and long-term debt less cash and cash equivalents and debt-related derivatives.

2) Latest 12 months.

3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income.

4) Including impairment write-offs, if any.

Q4 Report – 2015

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter October - December 2015			Quarter October - December 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$279.1	$2.2	$281.3	$237.2	$(20.5)	$216.7
Operating margin, %	11.1	0.1	11.2	10.1	(0.9)	9.2
Income before taxes	$262.7	$2.2	$264.9	$223.8	$(20.5)	$203.3
Net income	$184.3	$1.6	$185.9	$162.8	$(14.8)	$148.0
Return on capital employed, %	29.4	1.3	30.7	26.3	(1.7)	24.6
Return on total equity, %	20.9	1.0	21.9	17.9	(1.3)	16.6
Earnings per share, diluted2)	$2.08	$0.02	$2.10	$1.81	$(0.16)	$1.65

	Full year 2015			Full year 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$893.3	$(165.5)	$727.8	$842.4	$(119.8)	$722.6
Operating margin, %	9.7	(1.8)	7.9	9.1	(1.3)	7.8
Income before taxes	$841.2	$(165.5)	$675.7	$786.8	$(119.8)	$667.0
Net income	$588.4	$(130.9)	$457.5	$549.1	$(80.1)	$469.0
Capital employed	$3,801	$(131)	$3,670	$3,584	$(80)	$3,504
Return on capital employed, %	24.4	(4.0)	20.4	23.6	(3.1)	20.5
Return on total equity, %	17.1	(3.5)	13.6	14.2	(1.9)	12.3
Earnings per share, diluted2)	$6.65	$(1.48)	$5.17	$5.93	$(0.87)	$5.06
Total parent shareholders’ equity per share	$40.70	$(1.48)	$39.22	$39.54	$(0.90)	$38.64

1) Excluding costs for capacity alignment and antitrust related matters (including settlements in Q2 2014 and Q1 2015).

2) Assuming dilution and net of treasury shares.

Q4 Report – 2015

Segment Disclosure

Sales, including Intersegment Sales	Quarter October - December		Full year	Full year
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$2,068.3	$1,971.8	$7,621.2	$7,800.1
Electronics	463.2	396.7	1,588.7	1,488.9

Total segment sales	$2,531.5	$2,368.5	$9,209.9	$9,289.0
Corporate and other	3.6	6.0	14.7	20.1
Intersegment sales	(15.6)	(20.8)	(55.0)	(68.6)

Total net sales	$2,519.5	$2,353.7	$9,169.6	$9,240.5

Income before Income Taxes	Quarter October - December		Full year	Full year
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$264.5	$187.5	$669.2	$598.1
Electronics	32.3	24.4	64.5	76.0

Segment operating income	$296.8	$211.9	$733.7	$674.1
Corporate and other	(15.5)	4.8	(5.9)	48.5
Interest and other non-operating expenses, net	(17.6)	(14.5)	(56.8)	(62.5)
Income from equity method investments	1.2	1.1	4.7	6.9

Income before income taxes	$264.9	$203.3	$675.7	$667.0

Capital Expenditures	Quarter October - December		Full year	Full year
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$99.1	$114.2	$405.6	$389.0
Electronics	16.1	13.8	53.2	64.1
Corporate and other	3.0	1.1	7.0	2.9

Total capital expenditures	$118.2	$129.1	$465.8	$456.0

Depreciation and Amortization	Quarter October - December		Full year	Full year
(Dollars in millions)	2015	2014	2015	2014
Passive Safety	$71.9	$63.9	$264.5	$254.6
Electronics	15.7	12.2	49.3	45.2
Corporate and other	1.9	1.3	5.3	5.6

Total depreciation and amortization	$89.5	$77.4	$319.1	$305.4

Segment Assets (Dollars in millions)			December 31, 2015	December 31, 2014
Passive Safety			$5,539.3	$5,782.3
Electronics			966.5	713.9

Segment assets			$6,505.8	$6,496.2
Corporate and other1)			1,019.7	946.7

Total assets			$7,525.5	$7,442.9

1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q4 Report – 2015

Multi-year Summary

(Dollars in millions, except per share data)	20151)	20141)	20131, 5)	20121)	20111)
Sales and Income
Net sales	$9,170	$9,240	$8,803	$8,267	$8,232
Operating income	728	723	761	705	889
Income before income taxes	676	667	734	669	828
Net income attributable to controlling interest	457	468	486	483	623

Financial Position
Current assets excluding cash	2,705	2,607	2,582	2,312	2,261
Property, plant and equipment, net	1,437	1,390	1,336	1,233	1,121
Intangible assets (primarily goodwill)	1,794	1,661	1,687	1,707	1,716
Non-interest bearing liabilities	2,518	2,400	2,364	2,162	2,102
Capital employed	3,670	3,504	3,489	3,415	3,257
Net debt (cash)	202	62	(511)	(361)	(92)
Total equity	3,468	3,442	4,000	3,776	3,349
Total assets	7,526	7,443	6,983	6,570	6,117
Long-term debt	1,499	1,521	279	563	364

Share data
Earnings per share (US$) – basic	5.18	5.08	5.09	5.17	6.99
Earnings per share (US$) – assuming dilution	5.17	5.06	5.07	5.08	6.65
Total parent shareholders’ equity per share (US$)	39.22	38.64	42.17	39.36	37.33
Cash dividends paid per share (US$)	2.22	2.12	2.00	1.89	1.73
Cash dividends declared per share (US$)	2.24	2.14	2.02	1.94	1.78
Share repurchases	104	616	148	—	—
Number of shares outstanding (million)2)	88.1	88.7	94.4	95.5	89.3

Ratios
Gross margin (%)	20.1	19.5	19.4	19.9	21.0
Operating margin (%)	7.9	7.8	8.6	8.5	10.8
Pretax margin (%)	7.4	7.2	8.3	8.1	10.1
Return on capital employed (%)	20	21	22	21	28
Return on total equity (%)	14	12	13	14	20
Total equity ratio (%)	46	46	57	57	55
Net debt to capitalization (%)	6	2	n/a	n/a	n/a
Days receivables outstanding	73	71	70	66	67
Days inventory outstanding	33	32	31	30	32

Other data
Airbag sales3)	5,036	5,019	4,822	5,392	5,393
Seatbelt sales4)	2,599	2,800	2,773	2,657	2,679
Passive safety electronic sales6)	923	932	863	n/a	n/a
Active safety sales	611	489	345	218	160
Net cash provided by operating activities	751	713	838	689	758
Capital expenditures, net	450	453	379	360	357
Net cash used in investing activities	(591)	(453)	(377)	(358)	(373)
Net cash provided by (used in) financing activities	(319)	226	(318)	(91)	(223)
Number of employees, December 31	54,600	50,800	46,900	41,700	38,500

1) Costs in 2015, 2014, 2013, 2012 and 2011 for capacity alignments and antitrust matters reduced operating income by (millions) $166, $120, $47, $98 and $19 and net income by (millions) $131, $80, $33, $71 and $14. This corresponds to 1.8%, 1.3%, 0.6%, 1.2% and 0.2% on operating margins and 1.4%, 0.9%, 0.4%, 0.9% and 0.2% on net margins. The impact on EPS was $1.48, $0.87, $0.34, $0.74 and $0.15 while return on total equity was reduced by 1.7%, 1.9%, 0.8%, 1.8% and 0.4% for the same five year period.

2) At year end, net of treasury shares.

3) Incl. passive electronics (2011 and 2012), steering wheels, inflators and initiators.

4) Incl. seat components until a June 2012 divestiture.

5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.

6) In 2012 and 2011, sales for passive safety electronics were in airbag sales.